Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2017 Financial Results

Consolidated Net Sales up 3.1%; Comparable Sales down 0.2%

GAAP EPS of $0.59; Adjusted EPS of $0.11

Narrows Fiscal 2017 Outlook Ranges

Coppell, TX — February 6, 2018 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal 2017 ended December 30, 2017.

•                  Consolidated net sales were $223.0 million, up 3.1%.  Net sales in The Container Store retail business (“TCS”) were $203.9 million, up 2.4%. Elfa International AB (“Elfa”) third-party net sales were $19.1 million, up 10.5%, primarily due to the positive impact of foreign currency translation.

•                  Comparable store sales for the third quarter of fiscal 2017 decreased 0.2%, with holiday departments’ sales contributing an approximate 1.0% decline.

•                  Consolidated net income per share (“EPS”) was $0.59, inclusive of a $0.50 per share provisional benefit from the Tax Cuts and Jobs Act (“Tax Act”), compared with $0.11 in the third quarter of fiscal 2016.  Adjusted net income per share (“Adjusted EPS”) was $0.11 compared with $0.11 in the third quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  The Company opened three stores, inclusive of one relocation, in the third quarter of fiscal 2017, and had 90 stores at the end of the third quarter of fiscal 2017, as compared to 86 stores as of December 31, 2016.

Melissa Reiff, Chief Executive Officer, stated, “In the fiscal third quarter we made further progress with our core Custom Closets offering and delivered continued improvement in all of our non-closet categories, with the exception of our holiday departments, which typically represent a small percentage of our annual sales, but historically have had a notable impact on our fiscal third quarter sales. While the softness in our holiday categories is disappointing, we were prudent in our buying for holiday and disciplined in selling through the related inventory, as evidenced by our strong gross margin performance and healthy ending inventory position. With the holiday season behind us, and with a strong start to Our Annual elfa® Sale that has continued into the fiscal fourth quarter, we expect comparable store sales in the fiscal fourth quarter to improve from the fiscal third quarter, as reflected in our implied fiscal fourth quarter comparable store sales outlook of flat to up low single digits.”

“We are also very pleased with the progress being made on each of our key strategic priorities. Given our year-to-date performance, as well as the expected impact of the Tax Act, we have narrowed our outlook ranges for fiscal 2017 and look forward to building on this progress as we close out the fiscal year,” concluded Reiff.

Third Quarter 2017 Results

For the third quarter (thirteen weeks) ended December 30, 2017:

•                  Consolidated net sales were $223.0 million, up 3.1% as compared to the third quarter of fiscal 2016. Net sales at TCS were $203.9 million, up 2.4%, with the increase driven by new store net sales, partially offset by a 0.2% decrease in net sales from comparable stores. Elfa third-party net sales were $19.1 million, up 10.5% compared to the third quarter of fiscal 2016, primarily due to the positive impact of foreign currency translation, which increased third-party net sales by 8.3%, as well as higher sales in Russia.

•                  Consolidated gross margin was 58.6%, an increase of 50 basis points compared to the third quarter of fiscal 2016. TCS gross margin increased 110 basis points to 58.1%, as lower cost of goods associated with the Optimization Plan and the benefit of favorable foreign currency contracts were partially offset by higher costs associated with our installation services business during the quarter. Elfa segment gross margin declined 150 basis points primarily due to higher direct materials costs. On a consolidated basis, gross margin increased 50 basis points as the increase in TCS gross margin was partially offset by the decrease in Elfa gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $103.9 million compared to $100.2 million in the third quarter of fiscal 2016 and, as a percentage of net sales, increased 30 basis points. The increase in SG&A as a percentage of net sales was primarily due to an increase in marketing and technology-related expenses, as well as deleveraging of occupancy costs associated with comparable store net sales declines during the quarter, partially offset by ongoing savings and efficiency efforts.

•                  Consolidated net interest expense increased 77.2% to $7.3 million in the third quarter of fiscal 2017 from $4.1 million in the third quarter of fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins.

•                  The effective tax rate for the third quarter of fiscal 2017 was -330.1%, as compared to 39.7% in the third quarter of fiscal 2016. The decrease in the effective tax rate was primarily due to the initial estimated impact of the Tax Act enacted in the third quarter of fiscal 2017, which was largely driven by the remeasurement of deferred tax balances.

•                  Consolidated net income was $28.4 million, or $0.59 per share (inclusive of $0.50 per share provisional benefit from the Tax Act), in the third quarter of fiscal 2017 compared to net income of $5.1 million, or $0.11 per share, in the third quarter of fiscal 2016.

•                  Consolidated adjusted net income was $5.1 million, or $0.11 per share, in the third quarter of fiscal 2017 compared to adjusted net income of $5.2 million, or $0.11 per share in the third quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $25.6 million, compared to $25.3 million in the third quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

For the year-to-date (thirty-nine weeks) ended December 30, 2017:

•                  Consolidated net sales were $624.5 million, up 4.3% as compared to the first thirty-nine weeks of fiscal 2016.  Net sales at TCS were $573.3 million, up 4.3%, primarily due to new store sales, combined with a 0.2% increase in net sales from comparable stores. Elfa third-party net sales were $51.2 million, up 3.5% compared to the year-to-date ended December 31, 2016, primarily due to the positive impact of foreign currency translation, which increased third-party net sales by 2.1%, as well as higher sales in Russia.

•                  Consolidated gross margin was 57.7%, a decrease of 50 basis points compared to the first thirty-nine weeks of fiscal 2016 due to decreases in gross margin at TCS and Elfa. TCS gross margin declined 30 basis points to 57.3%, primarily due to higher costs associated with our installation services business and a greater portion of sales generated by merchandise campaigns, partially offset by lower cost of goods associated with the Optimization Plan. Elfa segment gross margin declined 150 basis points primarily due to higher direct materials costs.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $306.9 million compared to $288.0 million in the first thirty-nine weeks of fiscal 2016. SG&A as a percentage of net sales increased 100 basis points primarily due to consulting costs incurred as part of the Optimization Plan, which contributed 105 basis points to the increase in the first thirty-nine weeks of fiscal 2017. Additionally, the impact of the amended and restated employment agreements entered into with key executives during the first half of fiscal 2016, which led to the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, contributed a 65 basis points benefit in first thirty-nine weeks of fiscal 2016. This combined 170 basis point increase period-over-period was partially offset by a 70 basis point improvement in SG&A as a percentage of net sales, primarily due to ongoing savings and efficiency efforts, inclusive of savings from the Optimization Plan, as well as lower self-insurance costs, partially offset by increased occupancy costs and an increase in marketing and technology-related expenses.

•                  Consolidated net interest expense increased 39.9% to $17.4 million in the first thirty-nine weeks of fiscal 2017 from $12.4 million in the first thirty-nine weeks of fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins. Additionally, the Company recorded $2.4 million as a loss on extinguishment of debt as a result of the amendment to the Senior Secured Term Loan Facility.

•                  The effective tax rate was 429.3%, as compared to 42.5% in the first thirty-nine weeks of fiscal 2016. The increase in the effective tax rate is primarily due to the initial estimated impact of the Tax Act enacted in the third quarter of fiscal 2017, which was largely driven by the remeasurement of deferred tax balances, combined with the impact of a pre-tax loss position in the thirty-nine weeks ended December 30, 2017, as compared to a pre-tax income position in the thirty-nine weeks ended December 31, 2016.

•                  Consolidated net income was $19.8 million, or $0.41 per share (inclusive of $0.50 per share provisional benefit from the Tax Act), in the first thirty-nine weeks of fiscal 2017 compared to net income of $6.6 million, or $0.14 per share, in the first thirty-nine weeks of fiscal 2016.

•                  Consolidated adjusted net income was $5.2 million, or $0.11 per share, in the first thirty-nine weeks of fiscal 2017 compared to adjusted net income of $4.7 million, or $0.10 per share in the first thirty-nine weeks of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $58.5 million in the first thirty-nine weeks of fiscal 2017 compared to $59.7 million in the first thirty-nine weeks of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). The Adjusted EBITDA of $59.7 million in the first thirty-nine weeks of fiscal 2016 included a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	December 30, 2017	December 31, 2016
Cash	$22,653	$18,491
Total debt	$314,103	$338,290
Liquidity*	$102,636	$106,384

*Cash plus availability on revolving credit facilities

Optimization Plan

In May 2017, the Company announced the implementation of a four-part Optimization Plan to drive improved sales and profitability. This plan includes sales initiatives, certain full-time position eliminations at TCS that were concluded in the fiscal first quarter, organizational realignment at Elfa and ongoing savings and efficiency efforts.  The Company expects to incur pre-tax charges associated with the Optimization Plan of approximately $11 million in fiscal 2017, or $0.15 on a per share basis.  The expected annualized pre-tax savings associated with the Optimization Plan continue to be approximately $20 million, of which approximately $12 to $14 million, or $0.16 to $0.19 on a per share basis, is now expected to be realized in fiscal 2017, for an estimated net benefit of approximately $0.01 to $0.04 on a per share basis.

Outlook

The Company is revising its outlook for fiscal 2017 to incorporate year-to-date fiscal 2017 actual results, as well as the impact of the Tax Act, which was enacted in the third quarter of fiscal 2017.

	Current Outlook	Prior Outlook
Net sales	$850 million to $860 million	$845 million to $865 million
Net new store openings	4	4
Comparable store sales	0% to increase 1%	Decrease 1% to increase 1%
Net income per common share(1)	$0.60 to $0.66(2)	$0.11 to $0.22
Adjusted net income per common share(3)	$0.31 to $0.37	$0.30 to $0.41
Assumed tax rate	35%(4)	39%
Estimated share count	49 million	49 million

(1) Includes the aforementioned Optimization Plan costs and benefits.

(2) Includes a $0.50 per share provisional benefit related to the remeasurement of deferred tax balances as well as a $0.01 to $0.02 per share tax benefit related to the reduction in the statutory rate from the Tax Act. Does not include any provisional amounts for the one-time transition tax on foreign earnings as the Company is not able to determine a reasonable estimate.

(3) See Reconciliation of GAAP to Non-GAAP Financial Measures Table.

(4) Does not include any provisional amounts recognized for deferred tax balances under the Tax Act or the tax impact of adjustments to net income (see footnote “e” in Reconciliation of GAAP to Non-GAAP Financial Measures Table). Including these items would result in an expected GAAP effective tax rate of approximately -170% for fiscal 2017. The Company is not able to estimate any future adjustments to the provisional amount recognized for the remeasurement of deferred tax balances. The assumed tax rate also does not include any provisional amounts for one-time transition taxes on foreign earnings, as the Company is not able to determinate a reasonable estimate.

Conference Call Information

A conference call to discuss third quarter fiscal 2017 financial results is scheduled for today February 6, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 1-844-512-2921 (international replay number is 1-412-317-6671).  The pin number to access the telephone replay is 13675601. The replay will be available through March 6, 2018 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding our goals, strategies, priorities and initiatives, including our Optimization Plan and key strategic priorities; sales and profitability improvements; expectations regarding new store openings and relocations; anticipated financial performance and tax rate for fiscal 2017; anticipated benefits of tax reform; and anticipated charges and savings in connection with our Optimization Plan.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our Optimization Plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our operating and financial performance in a given period may not meet the guidance we provided to the public; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; effects of tax reform; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on June 1, 2017, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to maximize any size space, a suite of custom closet systems, and a wide variety of convenient online and mobile shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration and real solutions to everyday storage challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	December 30,	April 1,	December 31,
(In thousands, except share and per share amounts)	2017	2017	2016
Assets
Current assets:
Cash	$22,653	$10,736	$18,491
Accounts receivable, net	29,548	27,476	31,344
Inventory	110,391	103,120	109,009
Prepaid expenses	11,668	10,550	10,815
Income taxes receivable	1,450	16	—
Other current assets	10,338	10,787	12,319
Total current assets	186,048	162,685	181,978
Noncurrent assets:
Property and equipment, net	160,836	165,498	166,428
Goodwill	202,815	202,815	202,815
Trade names	230,379	226,685	226,050
Deferred financing costs, net	329	320	343
Noncurrent deferred tax assets, net	2,308	2,139	1,080
Other assets	1,684	1,692	1,420
Total noncurrent assets	598,351	599,149	598,136
Total assets	$784,399	$761,834	$780,114

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$53,757	$44,762	$49,057
Accrued liabilities	73,539	60,107	64,552
Current portion of long-term debt	9,465	5,445	5,390
Income taxes payable	1,690	2,738	4,156
Total current liabilities	138,451	113,052	123,155
Noncurrent liabilities:
Long-term debt	304,638	312,026	332,900
Noncurrent deferred tax liabilities, net	56,706	80,679	79,672
Deferred rent and other long-term liabilities	32,941	34,287	33,020
Total noncurrent liabilities	394,285	426,992	445,592
Total liabilities	532,736	540,044	568,747

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,072,187 shares issued at December 30, 2017; 48,045,114 shares issued at April 1, 2017; 48,003,359 shares issued at December 31, 2016	481	480	480
Additional paid-in capital	860,827	859,102	858,460
Accumulated other comprehensive loss	(14,323)	(22,643)	(24,047)
Retained deficit	(595,322)	(615,149)	(623,526)
Total shareholders’ equity	251,663	221,790	211,367
Total liabilities and shareholders’ equity	$784,399	$761,834	$780,114

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share amounts)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$222,986	$216,380	$624,464	$598,888
Cost of sales (excluding depreciation and amortization)	92,425	90,678	263,919	250,136
Gross profit	130,561	125,702	360,545	348,752
Selling, general, and administrative expenses (excluding depreciation and amortization)	103,894	100,206	306,866	288,037
Stock-based compensation	585	599	1,589	1,355
Pre-opening costs	1,872	2,918	4,676	6,558
Depreciation and amortization	9,477	9,236	28,524	28,061
Other expenses	751	182	4,908	839
Loss on disposal of assets	83	—	236	41
Income from operations	13,899	12,561	13,746	23,861
Interest expense, net	7,300	4,119	17,398	12,434
Loss on extinguishment of debt	—	—	2,369	—
Income (loss) before taxes	6,599	8,442	(6,021)	11,427
(Benefit) provision for income taxes	(21,780)	3,350	(25,848)	4,851
Net income	$28,379	$5,092	$19,827	$6,576

Net income per common share - basic and diluted	$0.59	$0.11	$0.41	$0.14

Weighted-average common shares outstanding - basic	48,067,754	47,999,535	48,057,974	47,992,652
Weighted-average common shares outstanding - diluted	48,167,882	48,022,499	48,128,682	48,002,495

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	December 30, 2017	December 31, 2016
Operating activities
Net income	$19,827	$6,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,524	28,061
Stock-based compensation	1,589	1,355
Loss on disposal of property and equipment	236	41
Loss on extinguishment of debt	2,369	—
Deferred tax benefit	(27,255)	(1,044)
Noncash interest	1,905	1,441
Other	326	(135)
Changes in operating assets and liabilities:
Accounts receivable	(727)	(9,843)
Inventory	(2,665)	(25,686)
Prepaid expenses and other assets	233	2,932
Accounts payable and accrued liabilities	19,627	19,882
Income taxes	(2,461)	5,089
Other noncurrent liabilities	(2,136)	(4,794)
Net cash provided by operating activities	39,392	23,875

Investing activities
Additions to property and equipment	(20,101)	(21,010)
Proceeds from sale of property and equipment	19	7
Net cash used in investing activities	(20,082)	(21,003)

Financing activities
Borrowings on revolving lines of credit	47,054	43,135
Payments on revolving lines of credit	(47,054)	(46,653)
Borrowings on long-term debt	335,000	30,000
Payments on long-term debt	(331,885)	(19,121)
Payment of taxes with shares withheld upon restricted stock vesting	(39)	—
Payment of debt issuance costs	(11,246)	—
Net cash (used in) provided by financing activities	(8,170)	7,361

Effect of exchange rate changes on cash	777	(551)
Net increase in cash	11,917	9,682
Cash at beginning of period	10,736	8,809
Cash at end of period	$22,653	$18,491

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our IPO, charges related to an Elfa manufacturing facility closure, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per diluted share as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

We have included a presentation of adjusted net income for the thirteen and thirty-nine weeks ended December 31, 2016 to show the net impact of the amended and restated employment agreements entered into with key executives during the thirty-nine weeks ended December 31, 2016 (“management transition costs (benefits)”). Although we disclosed the net positive impact of the amended and restated employment agreements in our discussions of earnings per share and SG&A in our earnings press releases in fiscal 2016, we did not include in those press releases a presentation of adjusted net income. However, in the thirteen and thirty-nine weeks ended December 30, 2017, our Optimization Plan has caused us to incur similar charges that we believe are not indicative of our core operating performance, and we expect to continue to incur such charges in the remainder of fiscal 2017. As a result, we believe that adjusting net income in the thirteen and thirty-nine weeks ended December 31, 2016 for management transition costs (benefits), in addition to adjusting net loss for the thirteen and thirty-nine weeks ended December 30, 2017 for charges incurred as part of the implementation of our Optimization Plan will assist investors in comparing our core operating performance across reporting periods on a consistent basis. Likewise, we believe that presenting full year fiscal 2017 adjusted net income guidance and fiscal 2016 adjusted net income as a comparative measure, will assist investors in evaluating our anticipated financial performance as it relates to our core operations.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted share with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per diluted share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Fiscal Year 2017 Outlook		Fiscal Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016	Low	High	April 1, 2017
Numerator:
Net income	$28,379	$5,092	$19,827	$6,576	$29,400	$32,340	$14,953
Management transition costs (a)	—	182	—	(3,071)	—	—	(2,852)
Elfa manufacturing facility closure (b)	335	—	852	—	1,000	1,000	—
Loss on extinguishment of debt (c)	—	—	2,369	—	2,369	2,369	—
Optimization Plan implementation charges (d)	422	—	10,742	—	11,000	11,000	—
Taxes (e)	(24,053)	(46)	(28,637)	1,147	(28,579)	(28,579)	1,292
Adjusted net income	$5,083	$5,228	$5,153	$4,652	$15,190	$18,130	$13,393

Denominator:
Weighted average common shares outstanding — diluted	48,167,882	48,022,499	48,128,682	48,002,495	49,000,000	49,000,000	48,016,010

Net income per common share - diluted	$0.59	$0.11	$0.41	$0.14	$0.60	$0.66	$0.31
Adjusted net income per common share - diluted	$0.11	$0.11	$0.11	$0.10	$0.31	$0.37	$0.28

(a)                           Certain management transition costs incurred and benefits realized, including the impact of amended and restated employment agreements entered into with key executives during fiscal 2016, which resulted in the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, partially offset by cash severance payments, which we do not consider in our evaluation of ongoing performance.

(b)                           Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(c)                            Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(d)                           Charges incurred to implement our Optimization Plan, which includes certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(e)                            Tax impact of adjustments to net income, as well as the estimated impact of the Tax Cuts and Jobs Act enacted in the third quarter of fiscal 2017, which is considered to be an unusual or infrequent tax item, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income	$28,379	$5,092	$19,827	$6,576
Depreciation and amortization	9,477	9,236	28,524	28,061
Interest expense, net	7,300	4,119	17,398	12,434
(Benefit) provision for income taxes	(21,780)	3,350	(25,848)	4,851
EBITDA	$23,376	$21,797	$39,901	$51,922
Pre-opening costs (a)	1,872	2,918	4,676	6,558
Non-cash rent (b)	(714)	(298)	(1,451)	(970)
Stock-based compensation (c)	585	599	1,589	1,355
Loss on extinguishment of debt (d)	—	—	2,369	—
Foreign exchange (gains) losses (e)	(360)	53	(306)	(211)
Optimization Plan implementation charges (f)	422	—	10,742	—
Elfa manufacturing facility closure (g)	335	—	852	—
Other adjustments (h)	45	249	135	996
Adjusted EBITDA	$25,561	$25,318	$58,507	$59,650

(a)                           Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                           Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                            Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                           Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(e)                            Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(f)                             Charges incurred to implement our Optimization Plan, which include certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(g)                            Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(h)                           Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.